Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS FIRST QUARTER 2020 RESULTS
–1Q 2020 diluted EPS of $0.24
–1Q 2020 C&I adjusted diluted EPS of $0.33
–1Q 2020 C&I Ending Net Finance Receivables of $18.3 billion
–1Q 2020 C&I Net Charge-Off ratio of 6.46%

Evansville, IN, April 27, 2020 - OneMain Holdings, Inc. (NYSE: OMF) today reported pretax income of $43 million and net income of $32 million for the first quarter of 2020, compared to $202 million and $152 million, respectively, in the prior year quarter. Earnings per diluted share were $0.24 in the first quarter of 2020, compared to $1.11 in the prior year quarter.

On April 27, 2020, OneMain's Board of Directors declared a regular quarterly dividend of $0.33 per share, payable on June 12, 2020 to record holders of our common stock as of the close of business on May 29, 2020.

"At OneMain, we're focused on the well-being of our customers, team members and the communities we serve," said Doug Shulman, President and CEO of OneMain. "We have built our business to be resilient through all economic cycles, including a severe downturn. Our sophisticated underwriting, hybrid operating model, and conservative balance sheet with considerable liquidity are core strengths that will enable us to effectively manage our business as the current economic environment continues to evolve."

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $60 million and adjusted net income of $45 million for the first quarter of 2020, compared to $246 million and $187 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $0.33 for the first quarter of 2020, compared to $1.37 in the prior year quarter.

Management runs the business based on C&I adjusted net income excluding loan loss reserves net of tax, which was $221 million for the first quarter 2020 and represented a 22% increase versus the prior year period. Management believes this reflects the capital generation of the business.

Originations totaled $2.6 billion in the first quarter of 2020, consistent with the prior year quarter. The percentage of secured originations was 53% in the first quarter of 2020, down from 56% in the prior year quarter.

Ending net finance receivables reached $18.3 billion at March 31, 2020, up 13% from $16.2 billion in the prior year quarter. Secured receivables represented $1.6 billion of the increase in ending net finance receivables from the prior year and were 52% of ending net finance receivables at March 31, 2020, up from 49% in the prior year quarter.

Average net finance receivables were $18.4 billion in the first quarter of 2020, up 14% from $16.2 billion in the prior year quarter.

Yield was 24.07% in the first quarter of 2020, up from 23.92% in the prior year quarter, generally reflecting continued stability in origination APR.

Interest income in the first quarter of 2020 was $1.1 billion, up from $954 million in the prior year quarter, reflecting higher average receivables.

The provision for finance receivable losses was $530 million in the first quarter of 2020, up from $276 million in the prior year quarter, primarily as a result of the impact of COVID-19 on our macroeconomic outlook.

The 30-89 day delinquency ratio was 2.26% at March 31, 2020, down from 2.47% at December 31, 2019 and up from 1.94% at March 31, 2019.

The 90+ day delinquency ratio was 2.16% at March 31, 2020, up from 2.11% at December 31, 2019 and up from 2.08% at March 31, 2019.

The net charge-off ratio was 6.46% in the first quarter of 2020, up from 5.71% in the fourth quarter of 2019 and down from 7.11% in the prior year quarter.

Operating expense for the first quarter of 2020 was $330 million, up 7% from $309 million in the prior year quarter, primarily reflecting inflationary increases and investment in the business.

Other

During the first quarter of 2020, Other generated an adjusted pretax loss of $1 million compared to $2 million in the prior year quarter. Other consists of our liquidating servicing activity from the SpringCastle Portfolio and our non-originating legacy operations, which includes primarily our liquidating real estate loans.

Funding and Liquidity

As of March 31, 2020, the company had principal debt balances outstanding of $20.8 billion, 52% of which was secured and 48% of which was unsecured. The company had $4.2 billion of cash and cash equivalents, which included $181 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes.

At March 31, 2020, we had access to 14 committed conduit facilities with a total borrowing capacity of $7.1 billion. As of March 31, 2020 we had drawn an aggregate of $3.5 billion under these facilities as a prudent liquidity risk management measure in light of the uncertainty in the capital markets resulting from COVID-19, providing all the cash we needed to fully fund the business through the end of 2021 under several stress scenarios. At March 31, 2020, we had $6.1 billion of unencumbered personal loans and remaining borrowing capacity of $3.6 billion on our committed lines.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense and other expenses, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), Consumer and Insurance adjusted earnings (loss) per diluted share and Other adjusted pretax income (loss) are key performance measures used by management in evaluating the performance of our business. Consumer and Insurance adjusted pretax income (loss) and Other adjusted pretax income (loss) represent income (loss) before income taxes on a Segment Accounting Basis and excludes direct costs incurred as result of COVID-19, net losses resulting from repurchases and repayments of debt, acquisition-related transaction and integration expenses, net gain on sale of cost method investment, restructuring charges, and net loss on sale of real estate loans. Management believes these non-GAAP financial measures are useful in assessing the profitability of our segment.

Management also uses Consumer and Insurance adjusted pretax income (loss) excluding loan loss reserves (“pretax capital generation”), and Consumer and Insurance adjusted net income excluding loan loss reserves net of tax (“capital generation”) as a key performance measure of our segment. Consumer and Insurance adjusted pretax income (loss) excluding loan loss reserves represents adjusted pretax income discussed above and excludes the change in our allowance for finance receivable losses in the period while still considering the actual net charge-offs for the period. Management believes that this non-GAAP measure is useful in assessing the capital created in the period impacting the overall capital adequacy of the Company. Management believes that the Company’s reserves, combined with our equity represent the loss absorption of the Company.

Management utilizes these non-GAAP measures in evaluating our performance. Additionally, these non-GAAP measures are consistent with the performance goals established in OMH’s executive compensation program. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our first quarter 2020 results and other general matters at 8:00 am Eastern Time on Tuesday, April 28, 2020. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic) or 678-304-6859 (international), and using conference ID 7959258, or via a live audio webcast through the Investor Relations section of the website. For those unable to listen to the live broadcast, a replay will be available on our website, or by dialing 800-585-8367 (U.S. domestic) or 404-537-3406, and using conference ID 7959258, beginning approximately two hours after the event. The replay of the conference call will be available via audio webcast through May 12, 2020. An investor presentation will be available on the Investor Relations page of OneMain’s website at https://www.omf.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (https://www.omf.com) and the SEC's website (http://www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date on which they were made. We do not undertake any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements include, without limitation, statements concerning future plans (including statements regarding the timing, declaration, amount and payment of any future dividends), objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes in general economic conditions, including the interest rate environment and the financial markets; risks associated with the COVID-19 pandemic and the mitigation efforts by governments to the pandemic and related effects on us, our customers, and employees; our estimates of the allowance for finance receivable losses may not be adequate to absorb actual losses, causing our provision for finance receivable losses to increase, which would adversely affect our results of operations; increased levels of unemployment and personal bankruptcies; a change in the proportion of secured loans may affect our personal loan receivables and portfolio yield; adverse changes in the rate at which we can collect or potentially sell our finance receivables portfolio; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or our branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, or other events disrupting business or commerce; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances, including increased loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; a failure in or breach of our operational or security systems or infrastructure or those of third parties, including as a result of cyber-attacks, or other cyber-related incidents involving the loss, theft or unauthorized disclosure of personally identifiable information, or “PII,” of our present or former customers; our credit risk scoring models may be inadequate to properly assess the risk of customer unwillingness or lack of capacity to repay; adverse changes in our ability to attract and retain employees or key executives to support our businesses; increased competition, or changes in customer responsiveness to our distribution channels, an inability to make technological improvements, and the ability of our competitors to offer a more attractive range of personal loan products than we offer; changes in federal, state, or local laws, regulations, or regulatory policies and practices that adversely affect our ability to conduct business or the manner in which we currently are permitted to conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, including effects of the Tax Cuts and Jobs Act and the Coronavirus Aid, Relief, and Economic Security Act; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; our inability to successfully implement our growth strategy for our consumer lending business or successfully acquire portfolios of personal loans; declines in collateral values or increases in actual or projected delinquencies or net charge-offs; potential liability relating to finance receivables which we have sold or securitized or may sell or securitize in the future if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any associated litigation; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any associated litigation; our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the ownership of our common stock continues to be highly concentrated, which may prevent other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry or our ability to incur additional borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; management estimates and assumptions, including estimates and assumptions about future events, may prove to be incorrect; various risks relating to continued compliance with the Settlement Agreement with the U.S. Department of Justice; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our securities and should not place undue reliance on any of our forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter-to-Date
(unaudited, in millions, except per share amounts)	3/31/2020	12/31/2019	3/31/2019

Interest income	1,106	1,107	956

Interest expense	(255)	(252)	(236)
Provision for finance receivable losses	(531)	(293)	(286)
Net interest income after provision for finance receivable losses	320	562	434

Other Revenues:
Insurance	117	119	110
Investment	9	24	26
Net loss on repurchases and repayments of debt	—	—	(21)
Net gain on sale of real estate loans	—	—	3
Other (1)	15	19	30
Total other revenues	141	162	148

Other Expenses
Operating expenses	(350)	(336)	(335)
Insurance policy benefits and claims	(68)	(44)	(45)
Total other expenses	(418)	(380)	(380)
Income before income taxes	43	344	202
Income taxes	(11)	(83)	(50)
Net income	$32	$261	$152

Weighted average number of diluted shares	136.1	136.5	136.2
Diluted EPS	$0.24	$1.91	$1.11
Book value per basic share	$22.73	$31.82	$29.03
Return on assets	0.6%	4.6%	2.9%

Provision for finance receivable losses	$(531)	$(293)	$(286)
Less: Net charge-offs	296	263	284
Change in allowance for finance receivable losses	$235	$30	$2

(1)	1Q19 includes the fair value impairment of the remaining loans in held for sale after certain real estate loan sales. It also includes a gain on sale related to an investment held at cost.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	3/31/2020	12/31/2019	3/31/2019

Assets
Cash and cash equivalents	$4,203	$1,227	$1,709
Investment securities	1,800	1,884	1,743
Net finance receivables	18,269	18,389	16,136
Unearned insurance premium and claim reserves	(797)	(793)	(668)
Allowance for finance receivable losses	(2,182)	(829)	(733)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	15,290	16,767	14,735
Restricted cash and restricted cash equivalents	575	405	575
Goodwill	1,422	1,422	1,422
Other intangible assets	334	343	372
Other assets (1)	1,069	769	802
Total assets	$24,693	$22,817	$21,358

Liabilities and Shareholders’ Equity
Long-term debt	$20,443	$17,212	$16,117
Insurance claims and policyholder liabilities	633	649	642
Deferred and accrued taxes	68	34	81
Other liabilities	497	592	568
Total liabilities	21,641	18,487	17,408

Common stock	1	1	1
Additional paid-in capital	1,645	1,689	1,682
Accumulated other comprehensive income (loss)	(6)	44	(2)
Retained earnings	1,412	2,596	2,269
Total shareholders’ equity	3,052	4,330	3,950
Total liabilities and shareholders’ equity	$24,693	$22,817	$21,358

(1)	Effective 1Q20, the Finance Receivables Held for Sale are included within 'Other assets'. Prior periods' balance sheet presentations have been revised to conform with this new alignment.

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	Quarter-to-Date

(unaudited, $ in millions)	3/31/2020	12/31/2019	3/31/2019

Non-TDR Net Finance Receivables	$17,581	$17,731	$15,634
TDR Net Finance Receivables	688	658	502
Net Finance Receivables	$18,269	$18,389	$16,136

Average Net Receivables	$18,380	$18,103	$16,146
Average Daily Debt Balances	17,675	17,261	15,839
Origination Volume	2,589	3,685	2,582

Non-TDR Allowance	$1,880	$557	$537
TDR Allowance	302	272	196
Allowance	$2,182	$829	$733

Non-TDR Allowance Ratio	10.70%	3.14%	3.43%
TDR Allowance Ratio	43.88%	41.31%	38.98%
Allowance Ratio	11.95%	4.51%	4.54%

Gross Charge-Offs	$337	$296	$311
Recoveries	(41)	(33)	(27)
Net Charge-Offs	$296	$263	$284

Gross Charge-Off Ratio	7.35%	6.48%	7.82%
Recoveries	(0.90%)	(0.73%)	(0.70%)
Net Charge-Off Ratio	6.45%	5.75%	7.12%

30-89 Delinquency	$412	$453	$312
30+ Delinquency	806	839	647
60+ Delinquency	561	567	468
90+ Delinquency	394	386	335

30-89 Delinquency Ratio	2.25%	2.46%	1.93%
30+ Delinquency Ratio	4.41%	4.56%	4.01%
60+ Delinquency Ratio	3.07%	3.08%	2.90%
90+ Delinquency Ratio	2.16%	2.10%	2.08%

Note:	Delinquency ratios are calculated as a percentage of net finance receivables. Charge-off ratios are calculated as a percentage of average net finance receivables. Ratios may not sum due to rounding.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	3/31/2020	12/31/2019	3/31/2019

Liquidity
Cash and cash equivalents	$4,203	$1,227	$1,709
Cash and cash equivalents unavailable for general corporate purposes	181	182	312
Unencumbered personal loans	6,120	9,879	6,944
Undrawn conduit facilities	3,600	7,100	6,200

Long-term debt	$20,443	$17,212	$16,117
Less: Junior subordinated debt	(172)	(172)	(172)
Adjusted Debt	$20,271	$17,040	$15,945
Less: Available cash and cash equivalents	(4,022)	(1,045)	(1,397)
Net Adjusted Debt	$16,249	$15,995	$14,548

Total Shareholders' Equity	$3,052	$4,330	$3,950
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(334)	(343)	(372)
Plus: Junior subordinated debt	172	172	172
Adjusted Tangible Common Equity	$1,468	$2,737	$2,328
Plus: Allowance for finance receivable losses, net of tax (1)	1,637	630	557
Adjusted Capital	$3,105	$3,367	$2,885

Adjusted Tangible Leverage (Net Adjusted Debt to Adjusted Capital)	5.2x	4.8x	5.0x

(1)	Income taxes assume a 25% statutory tax rate for 2020 and a 24% statutory tax rate for 2019 periods.

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES (UNAUDITED)

	Quarter-to-Date

(unaudited, $ in millions)	3/31/2020	12/31/2019	3/31/2019

Revenue (1)	25.8%	26.8%	26.6%
Net Charge-Off	(6.5%)	(5.8%)	(7.1%)
Risk Adjusted Margin	19.4%	21.1%	19.5%
Operating Expenses	(7.7%)	(7.3%)	(8.4%)
Unlevered Return on Receivables	11.7%	13.7%	11.1%
Interest Expense	(5.6%)	(5.5%)	(5.9%)
Change in Allowance	(5.2%)	(0.7%)	(0.1%)
Income Tax Expense	(0.2%)	(1.8%)	(1.3%)
Return on Receivables	0.7%	5.7%	3.8%

Note:	All ratios are based on consolidated results as a percentage of average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter-to-Date

(unaudited, $ in millions)	3/31/2020	12/31/2019	3/31/2019

Consumer & Insurance	$51	$354	$232
Other	(1)	(1)	(3)
Segment to GAAP Adjustment	(7)	(9)	(27)
Income Before Income Taxes - GAAP basis	$43	$344	$202

Pretax Income - Segment Accounting Basis	$51	$354	$232
Direct Costs Associated with COVID-19 (1)	3	—	—
Acquisition-Related Transaction and Integration Expenses	6	(2)	6
Net Loss on Repurchase and Repayment of Debt (2)	—	—	16
Net Gain on Sale of Cost Method Investment	—	—	(11)
Restructuring Charges	—	—	3
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$60	$352	$246

Pretax Loss - Segment Accounting Basis	$(1)	$(1)	$(3)
Net Loss on Sale of Real Estate Loans (3)	—	—	1
Other Adjusted Pretax Loss (non-GAAP)	$(1)	$(1)	$(2)

Springleaf Debt Discount Accretion	$(5)	$(5)	$(6)
OMFH LLR Provision Catch-up	(2)	(3)	(10)
OMFH Receivable Premium Amortization	(1)	(2)	(5)
OMFH Receivable Discount Accretion	5	3	3
Other	(4)	(2)	(9)
Total Segment to GAAP Adjustment	$(7)	$(9)	$(27)

(1)
Direct costs associated with COVID-19 include (i) information technology costs to transition employees to work remotely, (ii) branch, central operations, and corporate locations sanitization services and supplies, and (iii) other costs and fees directly related to COVID-19.

(2)	Amounts differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a Segment Accounting Basis.
(3)	For 1Q19, the gain on the sale of the real estate loans sold has been combined with the resulting fair value impairment of the remaining loans in finance receivables held for sale.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	3/31/2020	12/31/2019	3/31/2019

Consumer & Insurance	$18,283	$18,421	$16,170
Other	—	—	—
Segment to GAAP Adjustment (1)	(14)	(32)	(34)
Net Finance Receivables - GAAP basis	$18,269	$18,389	$16,136

Consumer & Insurance	$2,202	$849	$765
Other	—	—	—
Segment to GAAP Adjustment	(20)	(20)	(32)
Allowance for Finance Receivable Losses - GAAP basis	$2,182	$829	$733

(1)
As a As a result of the adoption of ASU 2016-13, we converted all purchased credit impaired finance receivables to purchased credit deteriorated finance receivables in accordance with ASC Topic 326, which resulted in the gross-up of net finance receivables and allowance for finance receivable losses of $15 million on January 1, 2020.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter-to-Date

(unaudited, in millions, except per share amounts)	3/31/2020	12/31/2019	3/31/2019

Interest income	$1,101	$1,101	$954

Interest expense	(249)	(247)	(229)
Provision for finance receivable losses	(530)	(289)	(276)
Net interest income after provision for finance receivable losses	322	565	449

Insurance	117	119	110
Investment	9	24	27
Other	10	15	14
Total other revenues	136	158	151

Operating expenses	(330)	(327)	(309)
Insurance policy benefits and claims	(68)	(44)	(45)
Total other expenses	(398)	(371)	(354)

Adjusted pretax income (non-GAAP)	60	352	246

Income taxes (1)	(15)	(84)	(59)

Adjusted net income (non-GAAP)	$45	$268	$187

Weighted average number of diluted shares	136.1	136.5	136.2
C&I adjusted diluted EPS (2)	$0.33	$1.96	$1.37

Provision for finance receivable losses	$(530)	$(289)	$(276)
Less: Net charge-offs	296	261	284
Change in C&I allowance for finance receivable losses	234	28	(8)

Adjusted pretax income (non-GAAP)	60	352	246
Pretax capital generation(3) (non-GAAP)	294	380	238

Change in C&I allowance for finance receivable losses, net of tax(1) (non-GAAP)	176	21	(6)
Adjusted net income (non-GAAP)	45	268	187

Capital generation(3) (non-GAAP)	$221	$289	$181

(1)	Income taxes assume a 25% statutory tax rate for 2020 and a 24% statutory tax rate for 2019 periods.
(2)	C&I adjusted diluted EPS is calculated as the C&I adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.
(3)	Pretax capital generation represents adjusted pretax income excluding change in C&I allowance for finance receivable losses (non-GAAP). Capital generation represents adjusted net income excluding change in C&I allowance for finance receivable losses, net of tax (non-GAAP).

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - KEY FINANCIAL METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date

(unaudited, $ in millions)	3/31/2020	12/31/2019	3/31/2019

Non-TDR Net Finance Receivables	$17,539	$17,700	$15,579
TDR Net Finance Receivables	744	721	591
Net Finance Receivables (1)	$18,283	$18,421	$16,170

Average Net Receivables	$18,397	$18,136	$16,179
Origination Volume	2,589	3,685	2,582

Non-TDR Allowance	$1,876	$557	$539
TDR Allowance	326	292	226
Allowance (1)	$2,202	$849	$765

Non-TDR Allowance Ratio	10.70%	3.15%	3.45%
TDR Allowance Ratio	43.88%	40.46%	38.35%
Allowance Ratio	12.05%	4.61%	4.73%

Gross Charge-Offs	$337	$299	$316
Recoveries	(41)	(38)	(32)
Net Charge-Offs	$296	$261	$284

Gross Charge-Off Ratio	7.36%	6.53%	7.92%
Recoveries	(0.90%)	(0.82%)	(0.81%)
Net Charge-Off Ratio	6.46%	5.71%	7.11%

30-89 Delinquency	$413	$455	$313
30+ Delinquency	808	843	650
60+ Delinquency	562	570	470
90+ Delinquency	395	388	337

30-89 Delinquency Ratio	2.26%	2.47%	1.94%
30+ Delinquency Ratio	4.42%	4.58%	4.02%
60+ Delinquency Ratio	3.07%	3.09%	2.91%
90+ Delinquency Ratio	2.16%	2.11%	2.08%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of C&I net finance receivables. All other ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.
(1)	For reconciliation to GAAP, see "Reconciliation of Key Segment Metrics (Unaudited) (Non-GAAP)."

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date

(unaudited, $ in millions)	3/31/2020	12/31/2019	3/31/2019

Revenue (1)	25.6%	26.6%	26.6%
Net Charge-Off	(6.5%)	(5.7%)	(7.1%)
Risk Adjusted Margin	19.1%	20.8%	19.5%
Operating Expenses	(7.2%)	(7.1%)	(7.7%)
Unlevered Return on Receivables	11.9%	13.7%	11.7%
Interest Expense	(5.5%)	(5.4%)	(5.7%)
Change in Allowance	(5.1%)	(0.6%)	0.2%
Income Tax Expense (2)	(0.3%)	(1.8%)	(1.5%)
Return on Receivables	1.0%	5.9%	4.7%

Beginning Adjusted Capital (12/31/2019)	$3,367

Capital Generation(2),(4) (non-GAAP)	221

Less: Common Stock Repurchased and Retired	(45)
Less: Cash Dividends	(388)
Capital Returns	(433)

Less: Other Comprehensive Loss	(50)
Less: Purchase Accounting Adjustments	(12)
Less: Change in the Assumed Tax Rate (2)	(8)
Less: Withholding Tax on Share-based Compensation	(6)
Less: Adjusted Other Net Income (non-GAAP)	(1)
Plus: Purchased Credit Deteriorated Finance Receivables Gross-up, net of tax (2), (3)	11
Plus: Other Intangibles Amortization	9
Plus: Share-based Compensation Expense, net of forfeitures	7
Other	(50)

Ending adjusted capital (3/31/2020)	$3,105

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2)	Income taxes assume a 25% statutory tax rate for 2020 and a 24% statutory tax rate for 2019 periods.
(3)
As a result of the adoption of ASU 2016-13, we converted all purchased credit impaired finance receivables to purchased credit deteriorated finance receivables in accordance with ASC Topic 326, which resulted in the gross-up of net finance receivables and allowance for finance receivable losses of $15 million on January 1, 2020.

(4)	Capital generation represents adjusted net income excluding change in C&I allowance for finance receivable losses, net of tax (non-GAAP).

OneMain Holdings, Inc.
OTHER (UNAUDITED) (Non-GAAP)
	Quarter-to-Date

(unaudited, $ in millions)	3/31/2020	12/31/2019	3/31/2019

Interest income	$2	$3	$3

Interest expense	(1)	(1)	(2)
Net interest income after provision for finance receivable losses	1	2	1

Total other revenues (1)	4	5	9

Total other expenses	(6)	(8)	(12)

Adjusted pretax income (non-GAAP)	$(1)	$(1)	$(2)

Net finance receivables held for sale (2)	$63	$66	$79

Note:	Other financial information is presented on an adjusted Segment Accounting Basis.
(1)	Total other revenues include portfolio servicing fees from SpringCastle.
(2)	Effective 1Q20, the Net Finance Receivables Held for Sale are included within 'Other assets' on our Consolidated Balance Sheets. Prior periods' balance sheet presentations have been revised to conform with this new alignment.

OneMain Holdings, Inc.

Investor Contact:
Kathryn Miller, 212-359-2442
Kathryn.Miller@omf.com

Source: OneMain Holdings, Inc.